UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On February 16, 2021, Gevo, Inc. (the “Company”) and Scandinavian Airlines System (“SAS” and, together with the Company, the “Parties” and, each, a “Party”) entered into Amendment No. 1 (the “Amendment”) to the Fuel Sales Agreement, dated October 28, 2019, by and between the Company and SAS (as amended by the Amendment, the “Agreement”), pursuant to which the Company agreed, subject to the terms and conditions set forth in the Agreement, to supply alcohol to jet fuel to SAS. The Parties entered into the Amendment to, among other things, increase the minimum annual contract quantity to be purchased under the Agreement to 5,000,000 gallons per year. The Agreement became effective on October 28, 2019 and will continue in full force and effect until terminated pursuant to the terms of the Agreement. Performance under the Agreement is subject to certain conditions as set forth below, including, but not limited to, completion of a production facility to produce the alcohol to jet fuel contemplated by the Agreement.

The Company will not be obligated to deliver any alcohol to jet fuel under the Agreement unless and until the date (the “Commencement Date”) specified by the Company in a written notice to SAS, furnished not less than 60 days prior to such date, that the Facility (as defined below) has achieved commercial operation and is able to produce and deliver the alcohol to jet fuel purchased pursuant to the Agreement has occurred. “Facility” means a facility for the production, refining and delivery of alcohol to jet fuel with a nameplate capacity of up to 12 million USG of hydrocarbon products (including, but not limited to, biojet fuel, isooctane and isooctene) per year, to be developed and constructed by the Company at its sole expense.

The Company will sell the alcohol to jet fuel to SAS at certain prices based on annual aggregate volume, as set forth in the Agreement. The Agreement also contains customary representations, warranties, covenants and confidentiality provisions, and also contains mutual indemnification obligations.

Either Party will be permitted to terminate the Agreement at any time upon not less than 12 months’ prior written notice to the other Party, subject to certain conditions, including that the notice shall not come into effect prior to the fifth (5th) anniversary of the commencement of deliveries under the Agreement.

Notwithstanding any contrary provision in the Agreement, if the Commencement Date has not occurred by June 30, 2024, SAS will have the right to cancel the Agreement (without any liability of either Party arising therefrom) on not less than 30 days’ prior written notice to the Company.

The foregoing description of the Agreement (including the Amendment) does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such documents, a copy of which are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Fuel Sales Agreement, dated October 28, 2019, by and between Gevo, Inc. and Scandinavian Airlines System.
10.2†	Amendment No. 1 to Fuel Sales Agreement, dated February 16, 2021, by and between Gevo, Inc. and Scandinavian Airlines System.

† Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: February 22, 2021	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
Vice President - General Counsel and Secretary